Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106837
333-106837-01
333-106837-02
333-106837-03
333-106837-04
333-106837-05
333-106837-06
333-106837-07

Prospectus Supplement No. 2

(to Prospectus dated August 19, 2003)

US$1,655,000,000

News Corporation Finance Trust II

0.75% Senior Exchangeable BUCSSM

(original liquidation preference US$1,000 per BUCS)

exchangeable into the ordinary shares of British Sky Broadcasting Group plc or the cash value thereof and guaranteed on a senior basis by

The News Corporation Limited

This prospectus supplement amends and supplements the prospectus dated August 19, 2003 relating to the resale by the holders of 0.75% Senior Exchangeable BUCSSM, or “BUCS”, of News Corporation Finance Trust II and the ordinary shares of British Sky Broadcasting Group plc, or “BSkyB ordinary shares”, issuable upon exchange of the BUCS.

This prospectus supplement should be read in conjunction with the prospectus dated August 19, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

The table below sets forth information as of the date of this prospectus supplement about the original liquidation preference of BUCS beneficially owned and the number of BSkyB ordinary shares issuable upon exchange of the BUCS that may be offered under the prospectus by the selling security holders named in the table. All of the information set forth in the table has been provided by or on behalf of the selling security holders on or prior to the date of this prospectus supplement and, to our knowledge, is true and correct as of the date of this prospectus supplement. The selling security holders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their BUCS since the date on which the information was supplied to us as presented in the table. Information about selling security holders may change over time. Any changed information supplied to us will be set forth in future prospectus supplements.

SM Service mark of Salomon Smith Barney Inc.

The table of selling security holders beginning on page 110 of the prospectus under the caption “Selling Security Holders” is hereby amended by this prospectus supplement no. 2 to read as follows.

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
AAM/Zazove International Convertible Fund L.P. 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	$400,000	*	0	30,836

ACIG Insurance Company 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	300,000	*	0	23,127

AIG DKR SoundShore Oasis Holding Fund Ltd. c/o DKR Capital Partners LP 1281 East Main Street Stamford, CT 06902	9,600,000	*	0	740,064

AIG DKR SoundShore Strategic Holding Fund Ltd. c/o DKR Capital Partners LP 1281 East Main Street Stamford, CT 06902	3,400,000	*	0	262,106

AIG DKR SoundShore Overseas Holding Fund Ltd. c/o DKR Capital Partners LP 1281 East Main Street Stamford, CT 06902	6,825,000	*	0	526,139

Alcon 401(k) Retirement Plan 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	1,100,000	*	0	84,799

Amaranth Fund L.P. Amaranth Group 1 American Lane Greenwich, CT 06831 Attn: General Counsel	85,000,000	5%	0	6,552,650

American Fidelity Assurance Company 2000 Classen Center Oklahoma City, OK 73106	260,000	*	0	20,043

American Founders Life Ins. Co. 8395 Keystone Crossing Indianapolis, IN 46240	400,000	*	0	30,836

American Pioneer Life Ins. Co. of New York 6 International Drive Rye Brook, NY 10573-1068	90,000	*	0	6,938

American Progressive Life & Health 6 International Drive Rye Brook, NY 10573-1068	90,000	*	0	6,938

American Public Entity Excess Pool 29621 Northwestern Highway Southfield, MI 48034	90,000	*	0	6,938

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
Auspicis Ltd. c/o Jefferies Asset Management Ltd. Uraniastrasse 12 CH-8023 Zurich, Switzerland	$200,000	*	0	15,418

Bank Austria Cayman Islands, Ltd c/o Remius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	3,000,000	*	0	231,270

Bank Austria C29—BA 510-452448 Obere Donacsterasse 19 1090 Vienna, Austria	150,000	*	0	11,564

Barclays Global Investors c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	350,000	*	0	26,982

Barep Convertible Arbitrage c/o Barep Asset Management 3 Rue Lafayette 750009 Paris, France	34,000,000	2%	0	2,621,060

Barep Convertible Arbitrage Enhanced c/o Barep Asset Management 3 Rue Lafayette 750009 Paris, France	12,000,000	*	0	925,080

Beamtenversicherungskasse des Kantons Zurich c/o State Street Switzerland Kassernen Str. 1 CH-8004 Zurich, Switzerland	3,900,000	*	0	300,651

Bernische Lehrerversicherungskasse c/o CSAM P.O. Box 800 CH-8070 Zurich, Switzerland	450,000	*	0	34,691

Buckeye State Mutual Ins. Co 1 Heritage Place Piqua, OH 45356	30,000	*	0	2,313

CALAMOS Convertible Fund—CALAMOS Investment Trust c/o CALAMOS Investments 1111 E. Warrenville Road Naperville, IL 60563	11,500,000	*	0	886,535

CALAMOS Global Convertible Fund—CALAMOS Investment Trust c/o CALAMOS Investments 1111 E. Warrenville Road Naperville, IL 60563	700,000	*	0	53,963

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
CALAMOS Group Trust—International Fund c/o CALAMOS Investments 1111 E. Warrenville Road Naperville, IL 60563	$1,700,000	*	0	131,053

Catholic Family Life Ins. 1572 E. Capital Drive Milwaukee, WI 53211-0563	340,000	*	0	26,211

Catholic Relief Insurance Company of America 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	600,000	*	0	46,254

Celina Mutual Ins. Co. 1 Insurance Square Celina, OH 45822-1690	40,000	*	0	3,084

Century National Insurance Co. 12200 Sylvan St. North Hollywood, CA 91606	1,000,000	*	0	77,090

Cheyne Fund LP 13 Park Place London, England SW1A1LP	1,980,000	*	0	152,638

Cheyne Leveraged Fund LP 13 Park Place London, England SW1A1LP	1,225,000	*	0	94,435

CI Global Convertible Capital Invest Obere Donacsterasse 19 1090 Vienna, Austria	350,000	*	0	26,982

CIP Limited Duration Company 1 Cabot Square London, England E144QJ	238,000	*	0	18,347

Citigroup Global Markets U.K. Equity Limited Citigroup Centre, Canada Square Canary Wharf London, England E145LB	30,000,000	2%	0	2,312,700

Citigroup Global Markets Limited Citigroup Centre, Canada Square Canary Wharf London, England E145LB	37,515,000	2%	0	2,892,031

Colonial Lloyds Insurance Co 2600 W. Freeway Fort Worth, TX 76102	20,000	*	0	1,542

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
Commerzbank AG Frankfurt Shearbourne House 119-121 Cannon Street London, England EC3V0HR	$5,750,000	*	0	443,268

Commerzbank AG Frankfurt 119-121 Cannon Street London, England EC3V0HR	250,000	*	0	19,273

Commonwealth Dealers 8001 W. Broad Street Richmond, VA 23294	200,000	*	0	15,418

Concord Life Ins. Co. 307 N. Michigan Ave. Chicago, IL 60601	200,000	*	0	15,418

CQS Convertible & Quantitative Strategies Masterfund Ltd. P.O. Box 309 Ugland House South Church Street Georgetown, Grand Cayman	45,000,000	3%	20,404	3,469,050

Credit Suisse First Boston Europe Limited 1 Cabot Square London, England E144QJ	30,500,000	2%	0	2,351,245

CSA Fraternal Life Ins. Co. 122 W. 22nd St. Oakbrook, IL 60521	140,000	*	0	10,793

CS Alternative Strategy Limited 13 Park Place London, England SW1A1LP	68,000	*	0	5,242

Cumberland Ins. Co. 633 Shiloh Pike Bridgeton, NJ 08302	180,000	*	0	13,876

Cumberland Mutual Fire Ins. Co. 633 Shiloh Pike Bridgeton, NJ 08302	750,000	*	0	57,818

DBAG London 31 West 52nd Street, 4th Floor New York, NY 10019	10,000,000	*	0	770,900

Educators Mutual Life Ins. 202 N. Price Street Lancaster, PA 17603	180,000	*	0	13,876

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
Employee’s Retirement of N.O. Sewer/Water Board 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	$650,000	*	0	50,109

Fidelity Financial Trust: Fidelity Convertible Securities Fund c/o Dasha Tcherniakovskaia, Legal Product Manager FMR Corp. 82 Devonshire Street, E31C Boston, MA 02109-3614	15,000,000	*	0	1,156,350

Field Holdings, Inc. 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	70,000	*	0	5,396

First Dakota Indemnity Co. 3900 W. 53rd St. Sioux Falls, SD 57109-1008	20,000	*	0	1,542

Forest Fulcrom Fund LLP 53 Forest Avenue Old Greenwich, CT 06870	1,370,000	*	0	105,613

Forest Global Convertible Fund 53 Forest Avenue Old Greenwich, CT 06870	5,585,000	*	0	430,548

Forest Multi-Strategy Master Fund on behalf of its Multi-Strategy Segregated Portfolio Series F 53 Forest Avenue Old Greenwich, CT 06870	2,070,000	*	0	159,576

Founders Insurance Company 1645 E. Birchwood Desplaines, IL 60018	50,000	*	0	3,855

Gaia Offshore Master Fund Ltd. 750 Lexington Avenue New York, NY 10022	8,000,000	*	0	616,720

Gemini Sammel Stiftung Zur Foderung der Personalvorsorge c/o Pictet & Cie 29 Boulevard Georges-Favon CH-1204 Geneva, Switzerland	400,000	*	0	30,836

GLG Global Convertible UCITS Fund c/o GLG Partners One Curzon St. London, England W1JSHB	5,650,000	*	0	435,559

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
GLG Global Convertible Fund c/o GLG Partners One Curzon St. London, England W1JSHB	$24,700,000	1%	0	1,904,123

GLG Mangousta Fund c/o GLG Partners One Curzon St. London, England W1JSHB	800,000	*	0	61,672

GLG Market Neutral Fund c/o GLG Partners One Curzon St. London, England W1JSHB	43,950,000	3%	0	3,388,106

Goodville Mutual Casualty 625 W. Main New Holland, PA 17557	150,000	*	0	11,564

Grange Mutual Casualty Ins. Co. 650 S. Front Street Columbus, OH 43216-1218	320,000	*	0	24,669

Guarantee Trust Life Ins. 1275 Milwaukee Glenview, IL 60025	1,100,000	*	0	84,799

Hamilton Multi Strategy Master Fund, LP 415 Madison Avenue, 19th Floor New York, NY 10017	20,000,000	1%	0	1,541,800

Hannover Life Reassurance Company of America 800 N. Magnolia Orlando, FL 32803	650,000	*	0	50,109

HBK Master Fund L.P. c/o HBK Investment L.P. 300 Crescent Ct., #700 Dallas, TX 75201	368,000,000	22%	0	28,369,120

HFR Ed Global Master Trust Co. c/o P. Schoenfeld Asset Mgt LLC 1330 Avenue of the Americas New York, NY 10019	481,000	*	0	37,080

Indiana Lumbermens Mutual Insurance Company P.O. Box 68600 Indianapolis, IN 46268	500,000	*	0	38,545

Integrity Mutual Ins. Co. P.O. Box 539 Appleton, WI 54912-0539	250,000	*	0	19,273

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
ISBA Mutual Ins. Co. 223 W. Ohio Street Chicago, IL 60610-9003	$130,000	*	0	10,022

Jefferies Umbrella Fund Global Convertible Bond c/o Jefferies Asset Management Ltd. Uraniastrasse 12 CH-8023 Zurich, Switzerland	940,000	*	0	72,465

JMG Capital Partners LP 199 Avenue of the Stars, Suite 2530 Los Angeles, CA 90067	7,500,000	*	0	578,175

JMG Convertible Investments, LP 199 Avenue of the Stars, Suite 2530 Los Angeles, CA 90067	17,000,000	1%	0	1,310,530

JMG Triton Offshore Fund, Ltd. 199 Avenue of the Stars, Suite 2530 Los Angeles, CA 90067	34,500,000	2%	0	2,659,605

Koch Industries Inc. Master Pension Trust 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	400,000	*	0	30,836

Laurel Ridge Capital LP 685 Third Avenue Suite 2802 New York, NY 10017	4,000,000	*	0	308,360

Lincoln Memorial Life Ins Co 805 Las Cinas Parkway Austin, TX 78746	200,000	*	0	15,418

LLT Limited Washington Mall—Phase 1, Church Street, 3rd Floor Hamilton, HM 11, Bermuda	500,000	*	0	38,545

Lyxor Master Fund c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	1,950,000	*	0	150,326

Main Street America Assurance Co. 55 West Street P.O. Box 2400 Keene, NH 03431-7000	600,000	*	0	46,254

Main Street America Financial 55 West Street P.O. Box 2400 Keene, NH 03431-7000	80,000	*	0	6,167

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
Main Street America Holdings 55 West Street P.O. Box 2400 Keene, NH 03431-7000	$530,000	*	0	40,858

Marquette Indemnity and Life Ins Co. 1000 Des Pares Road Des Pares, MO 63131-2041	60,000	*	0	4,625

Medico Life Ins. Company 1515 S. 75th Street Omaha, NE 68124	900,000	*	0	69,381

Medmarc Insurance Company 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	650,000	*	0	50,109

Michigan Mutual Insurance Company 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	1,300,000	*	0	100,217

Michigan Professional Insurance Exchange 21 Michigan Avenue, NE Suite 375 Grand Rapids, MI 49503	90,000	*	0	6,938

Mid America Life Insurance Co. 11808 Grant Omaha, NE 68164	70,000	*	0	5,396

Mid-State Surety Co. 3400 E. La Fayette Detroit, MI 48207	40,000	*	0	3,084

Morgan Stanley and Co International Ltd. 25 Cabot Square Canary Wharf London, England E144QA	41,950,000	3%	0	3,233,926

National Grange Mutual Insurance Co. 55 West Street P.O. Box 2400 Keene, NH 03431-7000	700,000	*	0	53,963

National Mutual Insurance Co. 1 Insurance Square Celina, OH 45822-1690	40,000	*	0	3,084

National Union Fire Insurance Company of Pittsburgh, PA c/o AIG Global Investment Corp. 175 Water Street, 24th Floor New York, NY 10041	2,900,000	*	0	223,561

NCMIC 1452 29th Street, Suite 200 West Des Moines, IA 50266-1307	1,050,000	*	0	80,945

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
New Era Life Insurance Co. 200 Westlake Park Boulevard Houston, TX 77079	$290,000	*	0	22,356

Nomura International plc 1 St. Martins De Grand London, England EC1AXNP	149,000,000	9%	0	11,486,410

Oklahoma Attorney Mutual Insurance 401 N. Hudson Oklahoma City, OK 73102	40,000	*	0	3,084

Partners Group Alternative Strategies PCC LTD 3100 Tower Boulevard, Suite 1104 Durham, NC 27707	400,000	*	0	30,836

Pensionskasse der Antalis AG c/o Bank Julius Baer & Co. Ltd. P.O. Box CH-8010 Zurich, Switzerland	60,000	*	0	4,625

Pensionskasse der EMS-Dottikon AG c/o Bank Julius Baer & Co. Ltd. P.O. Box CH-8010 Zurich, Switzerland	110,000	*	0	8,480

Pensionskasse der EMS-Chemie AG c/o Bank Julius Baer & Co. Ltd. P.O. Box CH-8010 Zurich, Switzerland	70,000	*	0	5,396

Pensionskasse der Lonza AG c/o Bank Julius Baer & Co. Ltd. P.O. Box CH-8010 Zurich, Switzerland	140,000	*	0	10,793

Pensionskasse der Pluss-Staufer AG c/o ZKB P.O. Box CH-8010 Zurich, Switzerland	60,000	*	0	4,625

Pensionskasse der Rockwell Automation AG c/o Bank Julius Baer & Co. Ltd. P.O. Box CH-8010 Zurich, Switzerland	80,000	*	0	6,167

Pensionskasse Vantico c/o Bank Julius Baer & Co. Ltd. P.O. Box CH-8010 Zurich, Switzerland	100,000	*	0	7,709

Personal Fursorgestiftung Der Gebaudeversicherung c/o Berner Kantonalbank Bundesplatz 8 CH-3001 Bern, Switzerland	230,000	*	0	17,731

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
Personalvorsorge Der PV-Promea c/o Bank Leu Ltd. P.O. Box CH-8022 Zurich, Switzerland	$140,000	*	0	10,793

Philanthropic Mutual Life Insurance Co. 401 Plymouth Road, Suite 100 Plymouth Meeting, PA 19462	80,000	*	0	6,167

The Philanthropic Mutual Life Ins. Co.—Pension 401 Plymouth Road, Suite 100 Plymouth Meeting, PA 19462	160,000	*	0	12,334

PIMCO European Convertible Bond Fund 1400 Newport Center Drive Newport Beach, CA 92660	660,000	*	0	50,879

Premera Blue Cross 7001 220th Street, SW P.O. Box 327 Mount Lake Terrace, WA 98043	2,300,000	*	0	177,307

PSAM Allegro Partners LP c/o P. Schoenfeld Asset Mgt LLC 1330 Avenue of the Americas New York, NY 10019	608,000	*	0	46,871

PSAM GPS Fund Ltd c/o P. Schoenfeld Asset Mgt LLC 1330 Avenue of the Americas New York, NY 10019	300,000	*	0	23,127

PSAM Panorama Fund Ltd c/o P. Schoenfeld Asset Mgt LLC 1330 Avenue of the Americas New York, NY 10019	2,819,000	*	0	217,317

PSAM Worldarb Fund Ltd c/o P. Schoenfeld Asset Mgt LLC 1330 Avenue of the Americas New York, NY 10019	380,000	*	0	29,294

Quattro Fund Ltd Quattro Global Capital, LLC 546 Fifth Avenue, 19th Floor New York, NY 10036	4,700,000	*	0	362,323

Quincy Mutual Fire Insurance Co. 57 Washington Street Quincy, MA 02169	900,000	*	0	69,381

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
Ramius Master Fund, LTD c/o Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	$3,000,000	*	0	231,270

Ramius Partners II, LP c/o Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	1,000,000	*	0	77,090

RCG Halifax Master Fund, LTD c/o Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	500,000	*	0	38,545

RCG Latitude Master Fund, LTD c/o Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	4,000,000	*	0	308,360

RCG MultiStrategy Master Fund, LTD c/o Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	1,500,000	*	0	115,635

Relay II Asset Holding c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	200,000	*	0	15,418

Republic Mutual Insurance Co. 1 Insurance Square Celina, OH 45822-1690	20,000	*	0	1,542

Salomon Brothers Asset Management Inc. 100 First Stamford Place, 2nd Floor Stamford, CT 06902	21,000,000	1%	0	1,618,890

San Diego County Employee Retirement Association 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	2,000,000	*	0	154,180

San Francisco Employee’s Retirement System 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	2,500,000	*	0	192,725

Scor Life Re Convertible Program 15305 Dallas Parkway, Suite 700 Addison, TX 75001	350,000	*	0	26,982

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
SGAM Convertible Arbitrage Fund SGAM Alternative Investments 2, Place de la Coupole 92078 Paris—La Défense Cedex—France	$9,000,000	*	0	693,810

Siemens Convertibles European Markets 13 Park Place London, England SW1A1LP	1,250,000	*	0	96,363

Siemens Convertibles Global Markets 13 Park Place London, England SW1A1LP	1,250,000	*	0	96,363

South Dakota Retirement System 4009 W. 49th Street, Suite 300 Sioux Falls, SD 57106	7,000,000	*	0	539,630

Spartan Partners LP c/o P. Schoenfeld Asset Mgt LLC 1330 Avenue of the Americas New York, NY 10019	785,000	*	0	60,516

Sphinx Convertible Arbitrage Fund c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	125,000	*	0	9,636

St. Albans Partners Ltd. 2049 Century Park East, #330 Los Angeles, CA 90067	11,000,000	*	0	847,990

Standard Mutual Insurance Co 1028 S. Grand Avenue West Springfield, IL 62704	190,000	*	0	14,147

State National Insurance Co. 8220 Anderson Boulevard Fort Worth, TX 76120	100,000	*	0	7,709

Teachers Insurance and Annuity Association of America 730 Third Avenue New York, NY 10017	20,000,000	1%	0	1,541,800

TQA Master Fund, Ltd. 405 Lexington Avenue New York, NY 10174	13,600,000	*	0	1,048,424

TQA Master Plus Fund, Ltd. 405 Lexington Avenue New York, NY 10174	6,900,000	*	0	531,921

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
Tuscarora Wayne Mutual Insurance Co. P.O. Box 7 601 State Street Wyalusing, PA 18853-0007	$80,000	*	0	6,167

UBS AG London 100 Liverpool Street London, England EC2M2RH	39,500,000	2%	0	3,045,055

UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Ltd One North Wacker Drive, Floor 32 Chicago, IL 60606	5,000,000	*	0	385,450

UBS O’Connor LLC f/b/o O’Connor Global Convertible Portfolio One North Wacker Drive, Floor 32 Chicago, IL 60606	350,000	*	0	26,982

United National Insurance Co. 3 Bala Plaza East Suite 300 Bala Cynwyd, PA 19004	800,000	*	0	61,672

Westbay International Corp. c/o P. Schoenfeld Asset Mgt LLC 1330 Avenue of the Americas New York, NY 10019	451,000	*	0	34,768

Westward Life Insurance Co. 4040 Paramont Boulevard P.O. Box 6025 Lakewood, CA 90714-6025	110,000	*	0	8,480

Wisconsin Lawyers Mutual Insurance Co. 49 Kessle Court Madison, WI 53711	220,000	*	0	16,960

Wisconsin Mutual Insurance Co. 8201 Excelsior Drive Madison, WI 53711	130,000	*	0	10,022

World Insurance Co. 1108 Grant Omaha, NE 68164	440,000	*	0	33,920

Xavex Convertible Arbitrage 2 Fund 3100 Tower Boulevard, Suite 1104 Durham, NC 27707	400,000	*	0	30,836

Xavex Convertible Arbitrage 4 Fund c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	160,000	*	0	12,334

Name and Address of Selling Security Holder	Aggregate Principal Amount At Maturity of BUCS That May Be Sold	Percentage of BUCS Outstanding	Number of BSkyB Ordinary Shares Owned Prior to Exchange	Number of BSkyB Ordinary Shares Registered Hereby (1)
Xavex Convertible Arbitrage 10 Fund 3100 Tower Boulevard, Suite 1104 Durham, NC 27707	$800,000	*	0	61,672

Xavex Risk Arbitrage 5 Fund c/o P. Schoenfeld Asset Mgt LLC 1330 Avenue of the Americas New York, NY 10019	176,000	*	0	13,568

Zazove Convertible Securities Fund Inc. 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	800,000	*	0	61,672

Zazove Income Fund L.P. 940 Southwood Boulevard, Number 200 Incline Village, NV 89451	2,000,000	*	0	154,180

Zuger Kantonalbank Banrerstr St. CH-6301 Zug, Switzerland	70,000	*	0	5,396

Zuger Kulturstiftung Landis & Gyr Zuger UB Baarerster 37 CH-6301 Zug, Switzerland	70,000	*	0	5,396

Zurich Institutional Benchmark c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	625,000	*	0	48,181

Zurich Institutional Benchmark Management c/o Quattro Fund Quattro Global Capital, LLC 546 Fifth Avenue, 19th Floor New York, NY 10036	900,000	*	0	69,381

BUCS previously sold by selling security holders and not listed above	4,900,000	*	0	377,741

All other holders of BUCS or future transferees, pledgees, donees or successors and any such holders(2)	366,214,000	22%	0	28,231,437

Total	$1,655,000,000	100%	20,404	127,583,950

*	Less than one percent (1%)
(1)

Represents the number of BSkyB ordinary shares issuable upon exchange of the BUCS. In addition to the shares issuable upon exchange, News Corporation may elect to deliver BSkyB ordinary shares upon redemption of the BUCS and, in the case of redemption at the option of the holder, may elect to deliver News Corporation preferred ordinary shares. The number of BSkyB ordinary shares or News Corporation preferred ordinary shares issuable upon redemption cannot be determined at this time and will be based upon the average daily volume weighted average price of the BSkyB ordinary shares or the News Corporation preferred ordinary shares during the relevant measurement period preceding the redemption date.

(2)	Assumes for this purpose that such other holders of BUCS, or any future transferees, pledgees, donees or successors of or from such other holders of BUCS, do not beneficially own any BSkyB ordinary shares other than the BSkyB ordinary shares constituting the initial reference shares issuable upon exchange of the BUCS.

To the knowledge of News America and News Corporation, and based on certain representations made by the selling security holders, none of the selling security holders has held any position or office or had any other material relationship within the past three years with News America, the trust, News Corporation, BSkyB or any subsidiary guarantor, or any of their respective predecessors or affiliates.

Investing in the BUCS or the BSkyB Ordinary Shares issuable upon exchange of the BUCS involves risks. See the “Risk Factors” section beginning on page 7 of the prospectus to read about factors you should consider before purchasing the BUCS.

Neither the Securities and Exchange Commission, nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2004.